EXHIBIT 99.1

Smithfield Signs Definitive Agreement For The Sale of Schneider Corporation To Maple Leaf Foods

Smithfield, Virginia (September 25, 2003)—Smithfield Foods, Inc. (NYSE: SFD) today announced a definitive agreement to sell its wholly-owned Canadian subsidiary, Schneider Corporation, to Maple Leaf Foods, Inc. (TSX: MFI) for $378 million, including the assumption of Schneiders’ outstanding debt.

Schneider Corporation, based in Kitchener, Ontario, Canada, is a food processing company that had sales in fiscal 2003 of $770 million. Maple Leaf Foods is a leading global food processing company based in Toronto, Canada.

The purchase price represents nine times Schneider’s EBITDA (earnings before interest, taxes, depreciation and amortization) in fiscal 2003. Smithfield acquired a 63 percent interest in Schneider in November of 1998 in a share exchange valued at $70 million, plus the assumption of $57 million in debt. In November of 2001 the company completed the acquisition for the remaining interest in Schneider in a share exchange valued at $51 million.

“Schneider has been a terrific business for Smithfield, having consistently contributed to our results. However, it is an even better business for Maple Leaf, due to the many synergies between the two companies,” said Joseph W. Luter, III, chairman and chief executive officer of Smithfield Foods. This sale is an attractive opportunity for Smithfield, and we believe that we are receiving full value for these assets. We remain strongly committed to our strategy of opportunistic food industry transactions, both domestically and internationally,” he said.

The acquisition is expected to close by year-end or early 2004, subject to normal conditions, including obtaining clearance from the Canadian Competition Bureau.

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.